EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                            DAYTON ENERGY CORPORATION

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TO THE OKLAHOMA SECRETARY OF STATE:


         The undersigned incorporator hereby certifies as follows:

         FIRST: The name of this Corporation shall be Dayton Energy Corporation.

         SECOND: The address (including the street, number, city and county) of the registered office of the Corporation in the State of Oklahoma is 900 ONEOK Plaza, 100 W. 5th Street, Tulsa, Tulsa County, Oklahoma 74103. The name of the registered agent of the Corporation at such address is David C. Cameron. The initial principal place of business of the Corporation is 6711 E. 116th, Tulsa, Oklahoma 74008.

         THIRD: The purpose for which this Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Oklahoma.

         FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 50,000,000 shares of common stock having a par value of $.01 per share.

         FIFTH: The duration of the Corporation shall be perpetual.

         SIXTH: The name and mailing address of the incorporator is David C. Cameron, 900 ONEOK Plaza, Tulsa, Oklahoma 74103.

         SEVENTH: The business and affairs of the Corporation shall be managed by a Board of Directors. Directors of the Corporation need not be Shareholders of the Corporation and need not be elected by ballot unless required by the Corporation's Bylaws.

         EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

         NINTH: Meetings of the Shareholders of the Corporation may be held at such place, either within or without the State of Oklahoma, as may be designated in or by the Corporation's Bylaws. The books of the Corporation may be kept, subject to applicable law, inside or outside the State of Oklahoma at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

         TENTH: To the extent permitted by the Oklahoma General Corporation Act, no contract or transaction between the Corporation and one or more of its Directors or Officers, or between the Corporation and any other Corporation, partnership, association or other organization in which one or more of its Directors or Officers are Directors or Officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the Directors or Officers are present at or participate in the meeting of the Board or Committee thereof which authorizes the contract or transaction, or solely because the Directors or Officers or their votes are counted for such purpose. Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes the contract or transaction.


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         ELEVENTH: To the extent and in the manner provided by the laws of the
State of Oklahoma, the Board of Directors is expressly authorized to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Director, Officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred.

         TWELFTH: No director of the Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 1053 of the Oklahoma General Corporations Act, or (d) for any transaction from which the director derived any improper personal benefit. Neither the amendment nor repeal of this Article 12, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article 12, shall eliminate or reduce the effect of this Article 12 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 12, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         THIRTEENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its Shareholders or any class of them, any court of equitable jurisdiction within the State of Oklahoma, on the application in a summary way of this Corporation or of any creditor or Shareholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 1106 of the Oklahoma General Corporation Act or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 1100 of the Oklahoma General Corporation Act, may order a meeting of the creditors or class of creditors, and/or of the Shareholders or class of Shareholders of this Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the Shareholders or class of Shareholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, and/or on all the Shareholders or class of Shareholders, of this Corporation, as the case may be, and also on this Corporation.

         For the purpose of forming a Corporation pursuant to the Oklahoma General Corporation Act, the undersigned makes this Certificate and hereby declares and certifies that this is the act and deed of the undersigned and that the facts herein stated are true, as of this 18th day of January, 2001.



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                                          David C. Cameron, Incorporator



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